Exhibit(h)(21)

Amendment to Administration Agreement

This Amendment to Administration Agreement (this “Amendment”), dated June 26, 2015, between ALPS ETF Trust, a Delaware statutory trust (the “Trust”), ALPS Advisors, Inc. (the “Adviser”) and ALPS Fund Services, Inc. (“ALPS”).

WHEREAS, the Trust, the Adviser and ALPS have entered into an Administration Agreement dated March 12, 2012 (the “Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Effective as of June 26, 2015, Appendix A and Appendix C of the Agreement is hereby deleted in its entirety and replaced with a new Appendix A and Appendix C attached hereto.

2. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

ALPS ETF TRUST	ALPS FUND SERVICES, INC.

By:	By:
Name:	Name:
Title:	Title:

ALPS ADVISORS, INC.

By:
Name:
Title:

Appendix A

U.S. Equity High Volatility Put Write Index Fund

NYSE Arca U.S. Equity Synthetic Reverse Convertible Index Fund

ALPS Enhanced Put Write Strategy ETF

Appendix C

Fees

The Adviser will be compensated (i) ninety five (95) basis points of the Fund’s daily net assets during the month with respect to the U.S. Equity High Volatility Put Write Index Fund and NYSE Arca U.S. Equity Synthetic Reverse Convertible Index Fund, and (ii) seventy-five (75) basis points of the Fund’s daily net assets during the month with respect to the ALPS Enhanced Put Write Strategy ETF. From that unitary advisory fee, ALPS will be compensated by the Adviser.